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STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Christian Storch, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX COMPLETES DIVESTITURE OF CONSUMER GROUP BUSINESSES

Berean® Christian Bookstores Sold to Private Equity Group

SALEM, NH – August 2, 2006 . . . . Standex International Corporation (NYSE:SXI) today announced that it has sold its religious book store business, Berean® Christian Stores, to an affiliate of JMH Capital, a Waltham-based private equity firm.  Terms of the transaction were not disclosed.  The Company expects to record a gain on the sale in the first quarter of fiscal 2007 ending September 30, 2006.

“The sale of Berean Christian Stores completes the divestiture of our Consumer Group businesses – a major milestone in our strategy to focus on our core business segments,” said Roger Fix, president and chief executive officer.  “We plan to use the proceeds from the divestiture of the Consumer Group to fund acquisitions of businesses that provide additional opportunities for growth and profitability in our core segments.1  Through the execution of this strategy, we will be better able to leverage the strengths and synergies between our businesses to build larger, more profitable operating groups.1”

JMH Capital is a private equity firm targeting investments in middle market companies that deliver exceptional value to their customers.

With stores across five states, Berean Christian Stores is the industry leader in offering the largest assortment of biblically-based products. The company’s stores and catalogs feature Christian books, Bibles, music, gifts, church supplies, videos, computer software and apparel.

About Standex

Standex International Corporation is a multi-industry manufacturer in four broad business segments:  Food Service Equipment Group, Air Distribution Products Group, Engineered Products Group, and Engraving Group and with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China.  For additional information, visit the company’s website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are uncertainty in conditions in the mergers and acquisitions market generally, along with changes in the general domestic and international economic conditions, market demand, heightened competition in the markets targeted for growth by the company, the inability to achieve the synergies contemplated by the company, as well as the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2005, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, the company and management specifically disclaim any obligation to do so, even if management’s estimates change.